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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                                 Current Report

   Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 Date of Report (Date of earliest event report): December 29, 2000


                        Commission File Number 001-15469

                           THERMOVIEW INDUSTRIES, INC.
             (Exact name of Registrant as specified in its charter)

            DELAWARE                           61-1325129
  (State or other jurisdiction              (I.R.S. Employer
of incorporation or organization)        Identification Number)


      5611 Fern Valley Road                       40228
      Louisville, Kentucky                     (Zip Code)
(Address of principal executive offices)

                                  502-968-2020
              (Registrant's telephone number, including area code)

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
Item 5. Other Events.

The Registrant reports the following current events: 1) declaration of default by PNC Bank, N.A. ("PNC") on the $15 million committed line of credit to the Registrant and a cross-default of the $10 million senior subordinated promissory note, dated July 8, 1999, from the Registrant in favor of GE Capital Equity Investments, Inc. ("GE Capital"), as amended; 2) engagement of Morris Anderson & Associates, Ltd. ("Morris Anderson") as a consultant for the analysis and development of a capital restructure plan; 3) agreement for the surrender of all outstanding Series C convertible preferred stock; and 4) resignation of Chief Executive Officer and Chief Financial Officer and appointment of successors to such offices.

1. On January 8, 2001 ThermoView received correspondence from PNC dated January 5, 2001 declaring ThermoView in default of the $15 million committed line of credit set forth in the Loan Agreement and Note dated August 31, 1998, as amended. PNC issued the declaration of default due to the failure of the Registrant to permanently reduce the outstanding principal amount of the line of credit from $15 million to $10 million on or before December 27, 2000, as required by the Sixth Amendment to Loan Agreement and Note dated August 15, 2000. The declaration of default by PNC also serves as a condition of default under the Securities Purchase Agreement dated July 8, 1999 between ThermoView and GE Capital. The declaration of default by PNC stated that PNC would begin default action on or about January 22, 2001 unless arrangements for the cure of the default, satisfactory to PNC, are implemented on or before January 19, 2001. If the default is not cured to the satisfaction of PNC on or before January 19, 2001, PNC may elect to remedy the default by, among other items, ceasing all advances, accelerating all amounts owed to PNC and increasing the interest rate on the line of credit. If GE Capital elects to pursue default remedies, the subordinated debt documents provide GE Capital, among other items, the right to accelerate all amounts owed to GE Capital, subject to the rights of PNC as our senior lender under the line of credit. Under either the PNC line of credit or the GE subordinated debt, an event of default could result in the loss of our subsidiaries because of the pledge of our ownership in all of the subsidiaries to PNC, and on a subordinated basis to GE Capital. In addition, upon acceleration due to an event of default, PNC, and on a subordinated basis GE Capital, may exercise their rights pursuant to their secured interest held in the personal property of ThermoView and its subsidiaries, including accounts receivable, equipment, machinery, fixtures, and other personalty to satisfy this obligation. PNC could also exercise its rights under the $3.0 million in personal guarantees from four stockholders of ThermoView, including the Chairman of ThermoView, with respect to an event of default under the line of credit. The Registrant has received no formal declaration of default from GE Capital at this time. Although there is no assurance of success, ThermoView intends to negotiate with its lenders and execute its plan for curing the defaults.

2. On December 21, 2000, ThermoView entered into a Client Service Agreement with Morris Anderson. Morris Anderson is a national management consulting firm with 20 years of experience dealing with the restructuring issues facing ThermoView. Under the agreement, Morris Anderson will provide operations and financial restructuring consulting services to ThermoView. On January 9, 2001 our directors ratified and approved the engagement of Morris Anderson on a 1% commission basis to serve as an exclusive agent of ThermoView for the purpose of securing additional capital.

3. The Registrant announced an agreement dated December 29, 2000 between the Registrant and the sole holder of the 9.6% Cumulative Series C Convertible Preferred Stock issued by the Registrant. In accordance with the agreement, the holder surrendered to the Registrant 6,000 shares of Series C preferred stock, representing 100% of the outstanding issue, and a stock purchase warrant providing the holder the right to purchase a minimum of 600,000 shares of the Registrant's $.001 par value common stock at the exercise price of $12.00, subject to adjustment from time to time upon the occurrence of certain events. In exchange for the surrender by the holder to the Registrant of the Series C preferred stock and the stock purchase warrant, the Registrant issued to the holder a stock purchase warrant that provides the holder the right to acquire a minimum of 1,100,000 shares of the Registrant's $.001 par value common stock at the exercise price of $.28 per share. The newly issued warrant provides the holder certain registration rights of the shares underlying the warrant upon demand, certain anti-dilution protections, and expires April 22, 2004. In the event of a subsequent issuance of securities by the Registrant at a price below the current exercise price of the newly issued warrant, the exercise price and number of shares that may be purchased with the warrant will be adjusted on a weighted average basis, determined by the proportionate increase of outstanding common stock as a result of the subsequent issuance. As a result of this transaction, the Registrant is no longer obligated to declare and pay dividends nor redeem the $6 million of Series C preferred stock.

4. The Registrant accepted the resignations of Rodney H. Thomas as Chief Executive Officer and John H. Cole as Chief Financial Officer effective January 9, 2001. Mr. Thomas will continue as a ThermoView Board member, a ThermoView officer (Director of Marketing), and as Vice President of Thomas Construction. On January 9, 2001, the Board of Directors appointed Charles
L. Smith, our present President and Chief Operating Officer, to serve as Chief Executive Officer and James J. TerBeest, presently Senior Vice President - Finance and Accounting, to serve as Chief Financial Officer.


SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                               ThermoView Industries, Inc.



Date: January 12, 2001              By:   /s/Charles L. Smith
                                       ----------------------
                                    Charles L. Smith,
                                    Chief Executive Officer
                                    (principal executive officer)